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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Rosenzweig                     Fred                             S.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    303 Velocity Way
    ----------------------------------------------------------------------------
                                   (Street)

      Foster City                      CA                             94404
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    Electronics For Imaging, Inc. (EFII)
    ----------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year   December 31, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    President & Chief Operating Officer
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Reporting  (check applicable line)
     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---
-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              10,000              (D)
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
* If the form is filed by more than one reporting person, see instruction
  4(b)(v).
--------------------------------------------------------------------------------
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $12.8125
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $13.3750
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $25.6250
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $33.8125
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $47.2500
buy)
-----------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)        $13.7500              01/03/01                A                     140,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)        $24.0313              03/13/01                A                      10,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)        $45.1880              10/12/01                J                                  125,000
-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 -----------------------------------------------------                       Owned                 (D) or             ship
 Date          Expira-                      Amount or                        at End                Indi-              (Instr. 4)
 Exer-         tion         Title           Number of                        of Year               rect (1)
 cisable       Date                         Shares                           (Instr. 4)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
               07/06/05     Common Stock      5,000                          5,000                   D
------------------------------------------------------------------------------------------------------------------------------------
               08/04/08     Common Stock     37,000                         37,000                   D
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               07/15/06     Common Stock     44,000                         44,000                   D
------------------------------------------------------------------------------------------------------------------------------------
               03/23/09     Common Stock    110,000                        110,000                   D
------------------------------------------------------------------------------------------------------------------------------------
               07/01/07     Common Stock     26,000                         26,000                   D
------------------------------------------------------------------------------------------------------------------------------------
    (1)        01/03/11     Common Stock    140,000                        140,000                   D
------------------------------------------------------------------------------------------------------------------------------------
    (2)        03/31/11     Common Stock     10,000                         10,000                   D
------------------------------------------------------------------------------------------------------------------------------------
               01/31/10     Common Stock    125,000                              0                   D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) This option becomes exercisable as to 25% of the shares on January 3, 2002, and then monthly thereafter (ratably), with full vesting on July 3, 2004.

(2) This option becomes exercisable as to 25% of the shares on January 2, 2002, and then monthly thereafter (ratably), with full vesting on July 2, 2004.

(3) Option(s) cancelled 100% pursuant to Option Exchange Program, whereas, the number of shares of common stock subject to each new option will be equal to two-thirds the number of shares of common stock subject to the tendered options.

                                   /s/ Fred Rosenzweig             2/14/2002
                             --------------------------------  -----------------
                             **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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